Exhibit 99.1
Regency Energy Partners LP Announces Cash Distribution
DALLAS, Tex., January 26, 2007 — Regency Energy Partners LP (Nasdaq: RGNC) today announced a cash distribution of 37 cents per unit for the fourth quarter ending December 31, 2006. The distribution will be paid on February 14, 2007, to unitholders of record at the close of business on February 7, 2007. This quarterly distribution equates to $1.48 per unit on an annual basis.
Regency Energy Partners will announce its 2006 financial results in late March. At that time, Regency expects to report that its adjusted EBITDA for 2006 will be slightly below the low end of its previously announced range of $90 to $95 million, primarily as a result of delayed in-service dates for three projects, all three of which are now in service.
Regency Energy Partners LP is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing, and transportation of natural gas and natural gas liquids. Additional information about Regency can be found at www.regencyenergy.com.
Information Concerning Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.
Contact:
Investor Relations
Shannon Ming
Director, Investor Relations
Regency Energy Partners LP
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne
Michael & Partners
972-716-0500 x26
ebrowne@michaelpartners.com